EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149878, 333-145867, 333-145261, 333-119080, 333-109160 and 333-108858), Form S-3 (No. 333-130920) and Form S-1 (No. 333-138632) of Biophan Technologies, Inc. of our report dated May 4, 2007 before the effects of the adjustments for the correction of the error described in Note 19, related to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2007, which report appears in the February 29, 2008 Annual Report on Form 10-K of Biophan Technologies, Inc.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 13, 2008